Exhibit 99.2

         SECTION 38. Voluntary Termination or Amendment of Trust. The Trustees may terminate this trust at any time, or may cause this trust to be merged into or consolidated with another company or may cause or permit a Massachusetts limited liability company or any other company to merge into or consolidate with this trust under or pursuant to any state or federal statute, if such termination, merger or consolidation has been authorized by vote of at least a majority of the outstanding Common Stock; provided that in the case of such statutory merger or consolidation, the agreement of merger or consolidation shall (subject to the last sentence of the next to the last paragraph of Article
40) confer on the holders of all shares of this trust who dissent from such merger within the time and in the manner provided in the Massachusetts statute applicable to business corporations, substantially those rights they would have if this trust were at the time a Massachusetts business corporation; and provided further that in other respects the Trustees shall have power to prescribe the procedure necessary or appropriate to accomplish such merger or consolidation in conformity with the provisions of the applicable statute.

         Except in instances in which this Declaration requires a higher percentage the terms of this Declaration may be amended in any particular whatsoever or added to or rescinded by vote of at least a majority of the outstanding Common Stock; provided (a) no change shall be made in Article 19 which will impair the relief from personal liability provided therein, (b) any provision requiring a higher percentage than a majority shall be amended only by such higher percentage and (c) this Declaration may be amended for the purpose of changing the name of this trust, or of supplying any omission, curing any ambiguity or curing, correcting or supplementing any defective or inconsistent provision contained in this Declaration, by the Trustees without authorization by shareholder vote.